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                                                                  EXHIBIT (h)(3)

                              SUBLICENSE AGREEMENT

     This Sublicense Agreement (the "Agreement") is made as of April 11, 2003, by and between PADCO Advisors, Inc., d/b/a Rydex Global Advisors, a corporation with offices at 9601 Blackwell Road, Suite 500, Rockville, Maryland 20850 ("Rydex") and Rydex ETF Trust, a Delaware statutory trust ("ETF Trust").

                                    RECITALS

     WHEREAS, pursuant to the license agreement dated October __, 2002 (the "License Agreement") between The McGraw-Hill Companies, Inc., a New York corporation, acting through its unincorporated division Standard & Poor's ("S&P") and Rydex, Rydex obtained a license to use in connection with "LICENSEE Funds" (as that term is defined in the License Agreement) certain stock indexes owned and managed by S&P (the "S&P Indexes"), along with associated marks (the "S&P Marks"); and

     WHEREAS, Rydex has the right pursuant to Section 3 of the License Agreement to sublicense its rights thereunder to any LICENSEE Fund, of which ETF Trust is one; and

     WHEREAS, ETF Trust wishes to use the S&P Indexes and the S&P Marks in connection with the establishment of an exchange traded fund, based on a S&P Index, and to use the S&P Marks in connection with the identification and marketing of the exchange traded fund and in connection with making disclosures about the exchange traded fund under applicable laws, rules and regulations; and

     WHEREAS, Rydex wishes to grant a sublicense to ETF Trust for the use of the S&P Indexes and S&P Marks;

     NOW THEREFORE, the parties agree as follows:

1.   GRANT OF SUBLICENSE.

     Subject to the terms and conditions of this Agreement, Rydex hereby grants to ETF Trust a sublicense to use the S&P Indexes (and associated data and information) and the S&P Marks listed on Exhibit A in the manner set forth in, and subject to the terms of, the License Agreement, including without limitation the restriction in Section 3 of the License Agreement that ETF Trust will not have the further power to sublicense third parties to use the S&P Indexes and the S&P Marks.

2.   PERFORMANCE OF OBLIGATIONS UNDER THE LICENSE.

     ETF Trust will be responsible for performing all of Rydex's executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the S&P Indexes and the S&P Marks in connection with the

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formation and operation of LICENSEE Funds (as that term is defined in the
License Agreement).

3.   FEES.

     ETF Trust shall have no obligation to pay any sublicense fees to Rydex or S&P under this sublicense agreement.

4.   TERMINATION.

     This Agreement shall terminate if (a) the License Agreement terminates, or
(b) Rydex or a Rydex Affiliate ceases to exercise investment discretion over the ETF Trust or any ETF in its capacity as manager, investment adviser, trustee, or other comparable capacity. Rydex shall notify ETF Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, ETF Trust's right to use the S&P Indexes and the S&P Marks shall terminate consistent with Section 8(e) of the License Agreement.

5.   INDEMNIFICATION.

     ETF Trust shall indemnify and hold harmless Rydex and its affiliates, and their officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any claim, action or proceeding (collectively "claims") that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the ETF Trust or interests therein, or
(b) any breach by Rydex of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of ETF Trust, or (c) errors in the calculation of any S&P Index, or delays in the dissemination of any S&P Index, or (d) any breach of this Agreement by the ETF Trust or (e) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the ETF Trust or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of Rydex or its affiliates. The provisions of this section shall survive termination of this Agreement.

6.   ASSIGNMENT.

     ETF Trust will not make, or purport to make, any assignment or other transfer of this Agreement. Rydex may assign its rights and obligations under this Agreement effective upon the giving of written notice to ETF Trust.

7.   AMENDMENT.

     No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

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8.   ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

9.   CONSTRUCTION.

     Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of Delaware.

10.  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

I         IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

PADCO ADVISORS, INC., D/B/A RYDEX           RYDEX ETF TRUST
GLOBAL ADVISORS


By:                                           By:
   --------------------------                     ------------------------------

Title:                                        Title:
     ------------------------                       ----------------------------

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                                    EXHIBIT A

S&P INDEX

S&P Equal Weight Index

S&P MARKS

Standard & Poor's
S&P
S&P 500